Exhibit 10.17

English translation

Exclusive Business Cooperation Agreement

The Exclusive Business Cooperation Agreement (“this Agreement”) is signed by the following parties in the People’s Republic of China (“the PRC”, for the purpose of this Agreement, excluding Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan) on November 29, 2018.

Party A:     Xizhang (Shanghai) Internet Technology Co., Ltd.

Address:     3/F, No. 665 Zhangjiang Road, China (Shanghai) Pilot Free Trade Zone

Party B:     Shanghai Zendai Himalaya Network Technology Co., Ltd.

Address:     Room 403, 4/F, Block 2, 588 Zixing Road, Minhang District, Shanghai

(Party A and Party B may be referred to individually as a “Party” or collectively as “Parties”.)

Whereas:

(1)

Party A is a wholly foreign-owned enterprise established in the PRC, and its sole shareholder is a Hong Kong subsidiary of Ximalaya Inc. (“Cayman Company”), a shareholding platform established in the Cayman Islands; the actual controllers of the Cayman Company are Jianjun Yu and Yuxin Chen (“Actual Controllers of Party B”) who own the necessary resources for providing the technical and consulting services;

(2)

Party B is a domestic funded company established in the PRC, engaged in audio program release; advertising design, production, and publishing of advertisement with self-owned media; sales of electronic products; computer and telecom value-added services (all the business activities carried out currently and operated and developed during the term of this Agreement by Party B are collectively referred to as the “Principal Business”);

(3)

Party A agrees to provide Party B with exclusive technical support, consulting and other services related to its Principal Business during the term of this Agreement by leveraging its advantages in technology, personnel and information, and Party B agrees to accept the services provided by Party A or its designated party in accordance with the terms of this Agreement;

(4)	The Actual Controllers of Party B, Cayman Company and other related parties signed a Share and Warrant Purchase Agreement on November 29, 2018 (“Cayman Share and Warrant Purchase Agreement”).

Therefore, Party A and Party B reach the following agreement after negotiation:

Article 1 Provision of Services

1.1

In accordance with the terms and conditions of this Agreement, Party B hereby appoints Party A as its exclusive service provider to provide comprehensive technical support, consulting services and other services to Party B during the term of this Agreement, including but not limited to:

(1)	Licensing Party B to use the relevant software to which Party A has legal rights;

(2)	Development, maintenance and update of the relevant application software needed for the business of Party B;

(3)	Design, installation, daily management, maintenance and update of computer network system, hardware equipment and database;

(4)	Technical support and professional training for the relevant personnel of Party B;

(5)

Assisting Party B in consulting, collecting and researching relevant technical and market information (except for the market research prohibited to be carried out by wholly foreign-owned enterprises according to Chinese laws);

(6)	Providing enterprise management consultation services for Party B;

(7)	Providing marketing and promotion services for Party B;

(8)	Providing customer order management and customer services for Party B;

(9)	Transfer, lease and disposal of equipment and other assets; and

(10)	Other relevant services provided from time to time at the request of Party B, subject to the permission of Chinese laws.

1.2

Party B shall accept the services provided by Party A. Party B further agrees that, without the prior written consent of Party A, Party B shall not directly or indirectly acquire the same or similar services from any third party for the services or other matters set forth in this Agreement or establish any similar partnership with any third party for the matters stated in this Agreement during the term of this Agreement. The two parties agree that Party A may designate any other party to provide Party B with the services set forth in this Agreement (the designated party may sign certain agreements stated in Article 1.5 of this Agreement with Party B).

1.3

Party A shall have the right to check the accounts of Party B on a regular basis and at any time, and Party B shall maintain accurate and timely bookkeeping and provide the accounts to Party A as required. During the term of this Agreement and subject to applicable laws, Party B agrees to cooperate with Party A and Party A’s shareholders, directly or indirectly, to conduct audit (including but not limited to connected transactions audit and other kinds of audit), provide Party A, Party A’s shareholders and/or the auditor entrusted by Party A with the relevant information and materials related to the operation, business, customers, finance and employees of Party B and Party B’s subsidiaries, and agrees to the disclosure of such information and materials by Party A’s shareholders for meeting the regulatory requirements of listing.

1.4

In the event of liquidation or dissolution of Party B for any reasons, Party B shall, to the extent permitted by Chinese laws, appoint personnel recommended by Party A to form a liquidation team to manage the property of Party B and its subsidiaries. Party B confirms that upon the liquidation or dissolution of Party B, Party B agrees to deliver to Party A all the remaining property resulting from Party B’s liquidation in accordance with Chinese laws and regulations, whether the provisions of this Agreement can be enforced or not.

1.5	Service provision mode

1.5.1

Party A and Party B agree that during the term of this Agreement, Party B may enter into further service agreements with Party A or other parties designated by Party A to stipulate the specific contents, methods, personnel and charges of various services, as the case may be.

1.5.2

In order to better perform this Agreement, Party A and Party B agree that during the term of this Agreement, Party B will enter into a lease agreement for equipment and assets with Party A or other parties designated by Party A at any time according to the needs of business development and as appropriate, based on which Party A will provide the relevant equipment and assets to Party B for use.

Article 2 Service Price and Payment Method

2.1

The service fee under this Agreement shall be 100% of the total consolidated profits of Party B in any financial year, offsetting the accumulated losses (if any) of Party B and its subsidiaries in the previous fiscal years and deducting the working capital, expenses, taxes and other statutory contributions required in any fiscal year. Notwithstanding the above provisions, Party A may adjust the scope and amount of the service fee at its discretion in accordance with Chinese tax regulations and tax practices and in reference to Party B’s working capital needs, and Party B shall accept such adjustment.

2.2

Party A shall calculate the service fee on a monthly basis and issue the corresponding invoice to Party B. Party B shall pay the service fee to the bank account designated by Party A in 10 working days after receiving the invoice, and fax or mail a copy of the payment voucher to Party A in 10 working days upon payment. Party A shall issue the receipt in 10 working days after receiving the payment. Notwithstanding the above provision, Party A may adjust the payment time and payment method of the service fee at its own discretion. Party B shall accept the adjustment.

Article 3 Intellectual Property and Confidentiality

3.1

Party A shall have the exclusive ownership, right and interest in any and all intellectual property (including but not limited to copyright, patent right, patent application right, software, technical secrets, trade secrets and others) generated or created out of the performance of this Agreement. Party A shall execute all the proper documents, take all the proper actions, submit all the documents and/or applications, provide all the proper assistances and perform all other acts which Party A deems necessary in its sole discretion, to vest to Party A any title, right and interest in the Intellectual Property and/or improve the protection of Party A’s rights in such Intellectual Property.

3.2

The two parties acknowledge and confirm that the contents of this Agreement and any oral or written information exchanged with each other in connection with the preparation or performance of this Agreement shall be considered confidential information. The two parties shall keep all the confidential information confidential and shall not disclose any confidential information to any third party without the prior written consent of the other party, except for the following information: (a) any information known or expected to become known to the public (provided that it is not disclosed to the public by one of the receiving parties); (b) any information required to be disclosed under applicable laws and regulations, stock trading rules, or orders of government authorities or courts; or (c) information to be disclosed by either Party to its shareholders, directors, employees, legal advisers or financial advisers in connection with the transactions contemplated under this Agreement, provided that such shareholders, directors, employees, legal advisers or financial advisers shall be subject to the confidentiality obligations similar to those in this Article. Any disclosure by any shareholder, director, employee or employer of either Party shall be deemed as the disclosure by such Party, who shall be liable for breach of contract in accordance with this Agreement.

Article 4 Representations and Warranties

4.1	Party A hereby makes the following representations, warranties and undertakings on the effective date of this Agreement:

4.1.1	Party A is a wholly foreign-owned enterprise duly incorporated and validly existing under the laws of China.

4.1.2

Party A has taken necessary corporate actions, obtain necessary authorizations and obtain the consent and approval (if necessary) of the third party and government authorities to execute, deliver and perform this Agreement. Party A’s execution, delivery and performance of this Agreement will not violate the express provisions of laws and regulations.

4.1.3	This Agreement constitutes a legal, effective and binding obligation to it and is enforceable in accordance with the terms of the Agreement.

4.2	Party B hereby makes the following representations, warranties and undertakings on the effective date of this Agreement:

4.2.1	Party B is a company duly incorporated and validly existing under the laws of China.

4.2.2

Party B has taken necessary corporate actions, obtain necessary authorizations and obtain the consent and approval (if necessary) of the third party and government authorities to execute, deliver and perform this Agreement. Party B’s execution, delivery and performance of this Agreement will not violate the express provisions of laws and regulations.

4.2.3	This Agreement constitutes a legal, effective and binding obligation to it and is enforceable in accordance with the terms of the Agreement.

Article 5 Term of the Agreement

5.1

This Agreement shall take effect on the issue date set forth in the Cayman Share and Warrant Purchase Agreement after it is duly signed/stamped by the two parties (“Effective Date”). Unless otherwise specified in this Agreement or Party A decides in writing to terminate this Agreement, this Agreement shall be valid forever.

5.2

In the event that the business term of either Party expires during the term of this Agreement, such Party shall promptly renew its business term so that this Agreement can remain effective and be performed. If the application of either Party for renewal of business term is not approved or agreed by any competent authority, this Agreement shall be terminated upon the expiry of the business term of such Party.

5.3	The rights and obligations of the two parties under Articles 3, 6 and 7 and this Article 5.3 shall remain effective upon the termination of this Agreement.

Article 6 Applicable Laws and Dispute Resolution

6.1	The conclusion, effectiveness, interpretation, performance and dispute resolution of this Agreement shall be governed by and interpreted according to the laws of China.

6.2

Any dispute arising out of or in connection with this Agreement shall be submitted to Shanghai International Economic and Trade Arbitration Commission for arbitration, and the place of hearing shall be Shanghai. The arbitration tribunal shall consist of three arbitrators appointed in accordance with the Arbitration Rules. The claimant shall appoint one arbitrator, the respondent shall appoint one arbitrator, and the third arbitrator shall be appointed by the first two arbitrators through consultation or by Shanghai International Economic and Trade Arbitration Commission. The arbitration shall be conducted in a confidential manner and the language of arbitration shall be Chinese. The arbitration award shall be final and binding on the Parties. Where appropriate, the arbitration tribunal or arbitrators may determine remedies in respect of the shares or assets of the Parties in accordance with the dispute settlement terms and/or applicable Chinese laws, including restrictions on the conduct of business, restrictions or prohibitions on the transfer or sale of shares or assets or the filing of winding-up of the relevant Parties. In addition, during the formation of the arbitration tribunal, the Parties shall have the right to apply to any court of jurisdiction (including the courts of China, Hong Kong and the Cayman Islands) for the grant of interim relief.

6.3	During the arbitration, except for the issue in dispute and under hearing, the Parties shall continue to exercise their rights and perform their obligations under this Agreement.

Article 7 Liabilities for Breach and Compensation

7.1

If Party B substantially breaches any covenant made under this Agreement, Party A has the right to terminate this Agreement and/or require Party B to compensate for the damages; and this Article 7.1 shall not preclude any other rights of Party A under this Agreement.

7.2	Unless otherwise specified by laws, Party B shall have no right to terminate or rescind this Agreement under any circumstances.

7.3

Party B shall indemnify Party A and hold Party A harmless from any loss, damage, liability or expense arising from or in connection with any lawsuit, request or other demand against Party A due to the services provided by Party A to Party B under this Agreement, unless such loss, damage, liability or expense is caused by gross negligence or willful misconduct of Party A.

Article 8 Force Majeure

8.1

In the event that either Party is unable to perform or fully perform this Agreement due to earthquake, typhoon, flood, fire, epidemic, war, strike or any other force majeure event which is unforeseeable and cannot be prevented or avoided by the affected party (“Force Majeure”), the party affected by such force majeure shall not be liable for such non-performance or partial performance, provided that the affected party shall immediately and without delay give a written notice to the other party and shall, within fifteen days after such written notice is given, provide the other party with details of the force majeure event, explaining the reasons for such failure, partial failure or delay in performance.

8.2

If the Party claiming force majeure fails to notify the other party in accordance with the above provisions and provide appropriate evidence, it shall not be exempted from liability for failure to perform its obligations under this Agreement. The Party affected by force majeure shall make reasonable efforts to mitigate the consequence of the force majeure and resume the performance of all the relevant obligations as soon as possible upon the end of the force majeure. The Party affected by force majeure fails to resume the performance of all the relevant obligations after the reason for suspension of performance due to force majeure has disappeared, it shall be liable to the other party.

8.3

In the event of force majeure, the Parties shall immediately consult with each other to reach an equitable solution and shall make all reasonable efforts to minimize the consequences of the force majeure.

Article 9 Notice

9.1

All notices and other communications required or given under this Agreement shall be delivered by hand, registered mail (with postage prepaid) or commercial courier service or by facsimile. Each notice shall also be sent by email. The notice shall be deemed as effectively served as of the following dates:

9.1.1	In case of delivery by hand (including express mail service), the date of service shall be the date of receipt;

9.1.2	In case of delivery by registered mail (with postage prepaid), the date of service shall be 15th day after the date indicated on the return receipt of the registered mail;

9.1.3

In case of delivery by facsimile, the date of service shall be the date indicated on the fax machine, provided that the fax is delivered later than 5 p.m., or on a non-business day at the place of delivery, the date of service shall be the next business day shown on the date record.

Article 10 Transfer of the Agreement

10.1	Party B shall not transfer its rights and obligations under this Agreement to the third party, unless it has obtained the prior written approval of Party A.

10.2

Party B hereby agrees that Party A may transfer its rights and obligations hereunder to the third parties, and it only needs to give a written notice to Party B when the transfer occurs, but does not need to obtain Party B’s consent for such transfer.

Article 11 Miscellaneous

11.1

If any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable in any respect under any law or regulation, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any way. The Parties shall seek to replace the invalid, illegal or unenforceable provisions with those which are legally permissible and effective to the maximum extent desired by the Parties through consultations in good faith, provided that the economic effects of such effective provisions shall be as similar as possible to those of ineffective, illegal or unenforceable provisions.

11.2

The two parties may amend and supplement this Agreement through written agreement. The amendments and supplements to this Agreement signed by both parties shall form an integral part of this Agreement and have the same legal effect as this Agreement.

11.3	This Agreement shall be in duplicate, with Party A and Party B holding one copy each.

(No text below on this page; followed by the signature page)

IN WITNESS WHEREOF, the two parties have caused their authorized representatives to sign this Exclusive Business Cooperation Agreement on the date first set forth above, which takes effect on the Effective Date hereof.

Xizhang(Shanghai) Internet Technology Co., Ltd. (Seal)

/s/ Xizhang(Shanghai) Internet Technology Co., Ltd.

Signatory:	/s/ Jianjun Yu

Name:	Jianjun Yu
Title:	Legal representative

IN WITNESS WHEREOF, the two parties have caused their authorized representatives to sign this Exclusive Business Cooperation Agreement on the date first set forth above, which takes effect on the Effective Date hereof.

Shanghai Zendai Himalaya Network Technology Co., Ltd. (Seal)

/s/ Shanghai Zendai Himalaya Network Technology Co., Ltd.

Signatory:	/s/ Jianjun Yu

Name:	Jianjun Yu
Title:	Legal representative